SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	January 16, 2007

INTERPOOL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11862 (Commission File Number)	13-3467669 (IRS Employer ID Number)

211 College Road East, Princeton, New Jersey	08540

(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(609) 452-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

          On January 16, 2007, the Board of Directors of Interpool, Inc. (the “Company”) received a letter from Martin Tuchman, Chairman of the Board and Chief Executive Officer of the Company, supported by other significant Interpool stockholders and an investment fund affiliated with Fortis Merchant Banking, proposing an acquisition of all of the outstanding common stock of the Company (other than a portion of the shares held by the proposing stockholders) for $24.00 per share in cash. The Company issued a press release on January 16, 2007 announcing the receipt of Mr. Tuchman’s proposal letter and setting forth the text of the proposal letter.

          Mr. Tuchman and the other stockholders supporting his letter to the Company’s Board, together with their families and investment affiliates, presently beneficially own a total of approximately 18.5 million shares of the Company’s 29.3 million shares of common stock currently outstanding. The 10.8 million balance of the Company’s shares currently outstanding is owned by public stockholders not affiliated with the stockholders supporting the proposal letter.

          The proposal letter contemplates that Mr. Tuchman and the other stockholders supporting the proposal would reinvest approximately 6.2 million of their currently held shares in the proposed transaction and sell the balance of their holdings (approximately 12.3 million shares) at the same $24.00 per share price in cash as the Company’s non-affiliated public stockholders would receive for their 10.8 million shares currently outstanding. In the aggregate, Mr. Tuchman and the stockholders supporting the proposal would receive approximately $295 million for the 12.3 million shares they would sell and the Company’s non-affiliated public stockholders would receive approximately $259 million for their 10.8 million shares, all at the same $24.00 per share price.

           The Company noted in its press release that in December 2006, at the Company’s request, an affiliate of Fortis Merchant Banking provided commitment letters to the Company for up to $1.8 billion of debt financing, which could be used for various purposes, including a sale transaction of the type contemplated by the proposal letter or to refinance any or all of the Company's outstanding indebtedness. The proposal letter states that the debt financing for the proposed transaction would utilize the financing contemplated by these commitment letters. Affiliates of Fortis Merchant Banking have been major secured lenders to the Company since 2004.

           The Company’s Board of Directors has formed a Special Committee of independent directors to review and evaluate the proposal, consistent with its fiduciary duties. The Special Committee has engaged independent legal counsel and independent financial advisors to assist it with its work. The Board of Directors cautions the Company’s stockholders and others considering trading in its securities that the Board of Directors only received the proposal on January 16, 2007 and that no decisions have been made by the Special Committee or the Board of Directors with respect to the Company’s response to the proposal. The Special Committee, working with its advisors, intends to proceed in a timely and orderly manner to evaluate the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

           A copy of the Company’s January 16, 2007 press release (which includes the text of the proposal letter) is filed as Exhibit 99 to this Form 8-K and incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

          (a) Financial statements of business acquired: Not applicable

          (b) Pro forma financial statements: Not applicable

          (c) Exhibits:

99	Press Release dated January 16, 2007, announcing receipt of the proposal letter.

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signature on following page.]

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERPOOL, INC. By: /S/ James F. Walsh Name: James F. Walsh Title: Executive Vice President and Chief Financial Officer

Dated: January 16, 2007

EXHIBIT INDEX

99	Press Release dated January 16, 2007